Exhibit 99

Contacts:	Kris Charles (Media)	Mark Magnesen (Investors)
	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

Kraft Foods Inc. Reports Second Quarter 2005 Results

•                  Sustainable Growth Plan on track with strong brand building and cost reduction initiatives

•                  Net revenues up 3.0% with ongoing constant currency revenues up 1.3%

•                  Diluted E.P.S. from continuing operations up 12.5%  to $0.45, including $0.02 per share in exit and implementation costs for the restructuring program

•                  Full-year 2005 earnings guidance unchanged

NORTHFIELD, IL – July 19, 2005 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced second quarter 2005 results. Net revenues grew 3.0% in the quarter, with ongoing constant currency revenues up 1.3% driven by new products, improved product mix and commodity-driven price increases. This revenue growth was partially offset by a 1.6% decline in ongoing volume due to lower U.S. ready-to-drink beverage shipments, the impact of higher retail prices on category growth trends in the U.S. and declines in select international countries, most notably Germany. Second quarter diluted earnings per share from continuing operations increased 12.5% to $0.45 (including $0.02 per share in exit and implementation costs for the restructuring program) as the benefits of lower taxes ($0.04 per share) and lower restructuring charges ($0.02 per share versus $0.05 per share in 2004) were partially offset by the impact of higher commodity costs, net of price increases. For the full year, the company reconfirmed its 2005 earnings guidance.

“We continued to make progress against our Sustainable Growth Plan in the second quarter with strong contributions from new products, product mix improvements, higher marketing spending and cost restructuring efforts,” said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. “These initiatives and increased prices have helped to offset the impact of higher commodity costs this year, which have been greater than anticipated. While these price increases have had a short-term impact on our volume growth, we continue to support our businesses through increased consumer marketing spending, building Brand Value for the long-term.”

Sustainable Growth Plan Progress

Second quarter progress against the company’s Sustainable Growth Plan announced eighteen months ago included:

•          Strong new product results. New products performed well, led by the launch of the South Beach Diet product line in March. Retail authorizations and initial consumer takeaway for this line are tracking on expectations, and the business is projected to exceed $100 million in revenues in 2005.

The Nabisco 100 Calorie Pack line was extended to include Ritz Snack Mix and Honey Maid Cinnamon varieties, and this product line has delivered nearly $100 million in revenues since its introduction last July. The Tassimo hot beverage system, which was initially launched in France in the second half of 2004, was expanded into the United Kingdom and Switzerland, and presentations in Germany and to specialty retailers in the U.S. for a second half 2005 launch have been well received.

•          Positive product mix. Mix continued to be a strong contributor to revenue growth (+1.7 pp. in the second quarter), driven by the combination of higher-value new products and increased focus on revenues by the sales and marketing organizations.

•          Continued portfolio transformation. The company completed the previously announced divestitures of its global sugar confectionery and U.S. fruit snacks businesses, and continues to explore the divestiture of additional small, non-core businesses.

•          Solid developing market growth. Second quarter ongoing constant currency revenues were up 4% in developing markets, following strong first quarter growth of 15%, including the impact of the shift in Easter timing from mid-April last year to late March this year. First half constant currency revenues grew 9%. Results in Eastern Europe were particularly strong, led by Russia and Ukraine.

•          On-track cost restructuring. The company’s three-year cost restructuring program remained on track. The announcement of an additional planned facility closure during the quarter brings the cumulative total of announced facility closures to 16 versus a three-year target of up to 20 facilities. Additionally, the company continues to target the pruning of an additional 10% of SKUs in 2005, on top of an 11% net reduction last year.

2005 Operating Environment

Commodity costs continued to rise to record aggregate levels for Kraft, with significant impacts resulting from higher coffee, nuts, energy and packaging costs. Second quarter commodity costs were up approximately $150 million versus the prior year, following a $250 million increase in the first quarter. Full-year 2005 commodity costs are projected to increase by approximately $600 million versus 2004, including an estimated $250 million in higher energy and packaging costs. This increase is on top of more than $900 million in higher commodity costs incurred during 2004 and approximately $500 million in 2003, for a three-year projected cumulative impact of approximately $2 billion.

To recover the higher commodity costs, the company increased prices in many categories during the past year. In the second quarter, the price increases in the U.S. were more fully reflected in higher retail prices and aggregate category growth trends weakened. According to A.C. Nielsen data (3-outlet including Wal-Mart), Kraft’s average retail price across its top 25 U.S. categories was up 5.1% versus the prior year in the second quarter, versus an increase of 3.1% in the first quarter. As a result, aggregate category volumes versus the prior year on a pound basis declined 1.1% in the second quarter, after being up 0.3% in the first quarter. The net impact of higher selling prices and volume declines generated category dollar growth of only 2.4% in the second quarter, down from 3.8% in the first quarter. This softening of category dollar growth was a key driver of the slowdown in top-line growth in North America, as ongoing constant currency revenues grew 2.3% in the second quarter versus 4.4% in the first quarter. However, price gaps generally remained within target ranges. In its top 25 categories, the company’s aggregate dollar market share on a weighted average basis was down slightly
(-0.1 pp.) on the quarter versus year ago, due primarily to the impacts of the pricing transition on volume and the timing of Easter merchandising.

Price increases also impacted the company’s international business. Revenues in Germany were down double-digits as competitors lagged the company’s coffee price increases, although price gaps returned to target ranges by the end of the quarter. International ongoing constant currency revenues were down 1.1%  overall, with the decline in Germany impacting total international revenue growth by (2.8) pp. Revenues were also down in France, due to increased private label competition.

2005 Outlook

The company reaffirmed its previous full-year earnings guidance, with E.P.S. from continuing operations projected at $1.73 - $1.78, including an estimated $0.22 per share in exit and implementation costs for the restructuring program and asset impairment charges (“restructuring and impairment charges”) and $0.04 per share in gains on the sales of businesses. In the remainder of the year, the key risks to this guidance are continued category weakness due to higher retail prices and uncertainties in commodity costs and currency.

On the top-line, ongoing constant currency revenue growth(1) continues to be projected at 4.5% – 5.5% on a 53-week basis (3% – 4% on a comparable 52-week basis). Second half revenue growth is expected to be driven by contributions from new products, increased consumer marketing spending and the full revenue effect of recent pricing actions. Volume growth is expected to lag revenue growth due to the impacts of higher prices on category volume trends and the company’s efforts to focus on revenue.

(1) The company’s top-line guidance measure is ongoing constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis and provides improved comparability of results.

With the completion of the previously announced divestitures during the second quarter, the company reiterated its full-year projection for discretionary cash flow(2) plus divestiture proceeds of $4.3 billion. Within this total, discretionary cash flow is projected at $2.7 billion, including $0.4 billion of tax payments related to divested businesses.

Kraft Foods results are discussed on a continuing operations basis, following the company’s sale effective June 26, 2005 of its sugar confectionery business, and the treatment of this business as discontinued operations. As such, net revenues and operating companies income for the sugar confectionery business are excluded from the company’s results, while the net earnings impact is included as a single line item in reported earnings. All references in this release are to continuing operations, unless otherwise noted.

KRAFT FOODS INC.

	% Change / pp. Impact
	Q2		Q2 YTD
Net Revenues	3.0%		4.6%
Currency	2.3	pp	2.2	pp
Divestitures/Other	(0.6)		(0.4)
Ongoing Constant Currency Revenues	1.3%		2.8%
Volume	(1.6	) pp	(1.0	) pp
Mix	1.7		2.1
Net Pricing	1.2		1.4
Acquisitions	0.0		0.3

Operating Income	3.4%		10.3%
Impact of Change In Restructuring & Impairment Charges	6.5	pp	9.6	pp
Impact of Net Gain/(Loss) on Sales of Businesses	(0.1)		4.4
Impact of Lost Income on Divested Businesses	(0.8)		(0.4)
Impact of All Other Operations	(2.2)		(3.3)

Second quarter net revenues were up 3.0% to $8.3 billion, with a benefit from favorable currency partially offset by the impact of divestitures (U.S. yogurt and U.K. desserts businesses). Ongoing constant currency revenues grew 1.3% due to positive mix, price increases and contributions from new products and developing markets. Revenue growth was partially offset by weak results in Germany, which impacted overall revenue growth by (0.9) pp., the shift in Easter timing with an estimated (0.7) pp. impact and category declines in the U.S. due to higher retail prices. Ongoing volume was down 1.6% in the second quarter, reflecting the impacts from the Germany decline, Easter shift and weaker category trends in the U.S., as well as a (1.1) pp. impact from lower shipments of U.S. ready-to-drink beverages due to trade inventory reductions and soft category trends.

(2) The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

Operating income increased 3.4% versus 2004 to $1.3 billion due to lower exit and implementation costs for the restructuring program, partially offset by the impacts of divested businesses. Excluding these charges, operating income was down as higher commodity costs (net of pricing), increased post-employment benefit costs (primarily pensions) and increased consumer marketing spending were partially offset by positive mix, cost reductions and favorable currency. The aggregate commodity cost increase of approximately $150 million in the quarter was due to significant increases in coffee, nuts, packaging and energy, partially offset by lower dairy costs. The impact of commodities net of pricing was negative overall due to the inability to fully pass on cost increases in the international business. In North America, the impact of commodities net of pricing was positive, reflecting the benefit of lower year-over-year dairy costs, partially offset by negative impacts in other categories where pricing lagged the higher commodity costs. Post-employment benefit costs and restricted stock expense together were up $56 million in the quarter. Consumer marketing spending was up approximately $30 million, driven by increased investment in North America, bringing the first half increase versus prior year to approximately $85 million. For the full year, the company remains on track to increase its marketing investment by at least $200 million.

Second quarter 2005 margin (operating income divided by net revenues) of 15.0%, including (0.7) pp. impact from restructuring charges and divestitures, was up slightly from 2004 (14.9% including (1.8) pp. impact from restructuring charges and divestitures). Second quarter 2005 margin benefited from lower restructuring charges, which were largely offset by higher commodity costs net of pricing.

Second quarter earnings per share of $0.45 were up 12.5% and year-to-date earnings per share of $0.86 were up 21.1%, reflecting the following impacts:

	Q2	Q2 YTD
2004 E.P.S.	$0.40	$0.71
Increase/(Decrease) Due To:
Restructuring/Impairment Charges – 2004	0.05	0.16
Restructuring/Impairment Charges – 2005	(0.02)	(0.09)
Gains On Sales of Businesses – 2005	—	0.04
Taxes	0.04	0.07
All Other Operations	(0.02)	(0.03)
Net Increase	0.05	0.15
2005 E.P.S.	$0.45	$0.86

Second quarter pre-tax restructuring and impairment charges associated with the company’s three-year restructuring program were $55 million (corresponding to a $0.02 EPS impact), bringing first half charges to $224 million. The company’s projection for full-year 2005 pre-tax restructuring charges remains unchanged at $440 - $470 million, as does the 2005 pre-tax savings of $120 - $140 million.

Lower taxes resulted in a $0.04 per share benefit versus the prior year in the second quarter. This reduction was driven by the settlement of an outstanding U.S. tax claim and the benefits of the domestic manufacturer’s deduction provision and the dividend repatriation provision (net of associated deferred taxes)

of the American Jobs Creation Act. During the quarter, the company finalized its cash repatriation plan under the Act and expects to repatriate approximately $0.5 billion under the Act’s special repatriation provision. The effective tax rate in the second quarter was 29.4%, bringing the first half effective tax rate to 29.1%. The company continues to expect a full-year tax rate of 31.5%, implying a second half effective rate of approximately 33.5%.

First half discretionary cash flow was $851 million, down from $979 million in 2004. The decline was primarily attributable to $88 million in higher capital spending and increased cash spending on the restructuring program. Inventory days were down one day versus June of last year, with the aggregate cash conversion cycle down approximately two days.

During the quarter, the company declared a regular quarterly dividend of $0.205 per common share and repurchased 7.0 million shares of Class A common stock for $225 million.

Effective June 26, 2005, the company completed the sale of its global sugar confectionery business for $1.4 billion, resulting in an after-tax loss on sale of $297 million (corresponding to a $0.17 EPS impact.). Due to a gain on the sale for tax purposes, the transaction will result in a total tax payment of $426 million, most of which will be reflected in the company’s operating cash flow results in the third quarter.

As described in “Note 14, Segment Reporting” of Kraft Foods Inc.’s 2004 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT NORTH AMERICA COMMERCIAL (KNAC)

	% Change / pp. Impact
	Q2		Q2 YTD
Net Revenues	2.8%		3.8%
Currency	0.9	pp	0.7	pp
Divestitures/Other	(0.4)		(0.2)
Ongoing Constant Currency Revenues	2.3%		3.3%
Volume	(1.1	) pp	(0.8	) pp
Mix	2.3		2.2
Net Pricing	1.1		1.5
Acquisitions	0.0		0.4

Operating Companies Income (OCI)	2.3%		5.4%
Impact of Change In Restructuring & Impairment Charges	2.4	pp	7.2	pp
Impact of Net Gain/(Loss) on Sales of Businesses	(0.1)		(0.1)
Impact of Lost Income on Divested Businesses	(0.3)		(0.0)
Impact of All Other Operations	0.3		(1.7)

Second quarter net revenues grew 2.8% to $5.8 billion. Ongoing constant currency revenues were up 2.3%, reflecting positive mix across much of the portfolio, commodity-driven price increases, volume gains in cereals, biscuits and meat, and the benefit of higher marketing spending. Revenue growth was partially offset by weaker category trends in certain businesses, such as coffee and nuts, due to higher retail prices and the impact of the shift in Easter timing. Ongoing volume declined 1.1%, reflecting lower ready-to-drink shipments ((1.6) pp. impact due to trade inventory reductions and a category decline), as well as weaker trends in other categories due to higher prices, and the shift in Easter timing.

OCI increased 2.3% to $1.1 billion due primarily to lower restructuring and impairment charges.  Excluding these charges and the impacts of divested businesses, OCI was up slightly as the impacts of increased pricing, positive mix and favorable currency were partially offset by increased marketing spending, increased post employment benefit costs and higher commodity costs.

Following are second quarter results by segment for KNAC.  Revenue results for reporting segments are discussed both on a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

U.S. Beverages net revenues and ongoing constant currency revenues increased 4.4%, driven by growth in both Refreshment Beverages and Coffee. Refreshment Beverages revenues were up due to strong growth in sugar-free powdered beverages, driven by new products Crystal Light On-The-Go and Crystal Light Sunrise Ruby Red Grapefruit, and expanded distribution of Veryfine beverages. This growth was partially offset by lower shipments of Capri Sun ready-to-drink beverages due to trade inventory reductions and a category decline. In Coffee, revenues were up, reflecting higher prices and positive mix due to strong growth in Starbucks premium brand coffee, partially offset by a significant category volume decline resulting from higher retail prices. Segment OCI decreased 9.4% to $126 million due to higher coffee, packaging and energy costs, increased marketing spending and higher post employment benefit costs, partially offset by the contributions from increased pricing and positive mix.

U.S. Cheese, Canada & North America Foodservice net revenues increased 2.0%, including 2.7 pp. of benefit from currency and (1.3) pp. impact from the divestiture of the yogurt business. Ongoing constant currency revenues were up 0.6%, due largely to increased prices. Cheese revenues increased as the contributions from higher prices and new products, including Kraft 2% milk natural cheese items, were partially offset by the impact of the shift in Easter timing. Canada revenues were up slightly, as the benefit of higher cheese prices was largely offset by lower volume in coffee and desserts. Segment OCI increased 33.5% to $287 million benefiting from lower dairy costs (versus a year-ago period when cheese prices peaked at record high levels) and reduced restructuring and impairment charges, partially offset by higher post-employment benefit costs.

U.S. Convenient Meals net revenues and ongoing constant currency revenues grew 4.1% driven by a strong combination of volume growth and positive mix. Oscar Mayer revenues grew due to volume gains in cold cuts, as the expanded Oscar Mayer deli shaved meats line performed well, and the launch of the new line of South Beach Diet wrap sandwiches. Strong Pizza revenue growth was driven by positive mix and several new products, including DiGiorno Microwave Rising Crust pizza, California Pizza Kitchen Crispy Thin Crust pizza and the South Beach Diet whole grain pizza line. Segment OCI declined 5.9% to $176 million as higher post-employment benefit costs were partially offset by the contribution from volume growth.

U.S Grocery net revenues declined 3.2%, while ongoing constant currency revenues were down 3.3%, with the difference due to the impact of the fruit snacks divestiture. Revenues were down due to a category decline in spoonable dressings and increased competitor promotional activity in salad dressings. Desserts revenues were flat to prior year, as growth in refrigerated ready-to-eat desserts behind new sugar-free Jell-O Pudding Snacks and Jell-O Sundae Toppers was offset by a decline in dry packaged desserts, as the year-ago period was particularly strong on sugar-free items due to demand for low-carbohydrate products. Segment OCI declined 10.1% to $241 million due to lower volume and higher energy and packaging costs.

U.S. Snacks & Cereals net revenues grew 5.0% and ongoing constant currency revenues increased 5.1%. Strong growth in Biscuits was driven by new products, including Nabisco 100 Calorie Packs, Honey Maid soft baked bars, and Oreo Double Stuf Peanut Butter cookies, as well as solid growth on the base Oreo cookie business. Revenue growth also benefited from positive mix in crackers due to strong growth in Wheat Thins and Triscuit crackers, both of which grew revenues by 9% in the quarter. Cereals revenues were up low double-digits due to strong volume growth, particularly on Post Honey Bunches of Oats cereals, as well as increased pricing and positive mix. Salted snacks revenues declined due to the impacts of higher prices and increased competitor promotional activity on volume, as well as retail inventory reductions. Segment OCI increased 1.3% to $228 million as the contributions from higher volume and increased prices were partially offset by increased marketing spending, higher nut, energy and packaging costs and higher post-employment benefit costs.

KRAFT INTERNATIONAL COMMERCIAL (KIC)

	% Change / pp. Impact
	Q2		Q2 YTD
Net Revenues	3.5%		6.5%
Currency	5.5	pp	5.6	pp
Divestitures/Other	(0.9)		(0.8)
Ongoing Constant Currency Revenues	(1.1	) %	1.7%
Volume	(3.3	) pp	(1.7	) pp
Mix	1.0		2.3
Net Pricing	1.2		1.0
Acquisition	0.0		0.1

Operating Companies Income (OCI)	11.8%		32.0%
Impact of Change In Restructuring & Impairment Charges	22.1	pp	20.3	pp
Impact of Net Gain/(Loss) on Sales of Businesses	0.0		21.2
Impact of Lost Income on Divested Businesses	(2.4)		(1.8)
Impact of All Other Operations	(7.9)		(7.7)

Second quarter net revenues increased 3.5% to $2.6 billion, benefiting from favorable currency of $136 million. Ongoing constant currency revenues were down 1.1% as the impacts of price increases and positive mix were more than offset by a decline in volume. Revenues were up in numerous markets, with developing markets up 4% overall in the quarter. However, revenues in Germany were down double-digits, as competitors lagged the company’s price increases in coffee, impacting overall KIC revenue growth by (2.8) pp. By the end of the second quarter, price gaps to key competitors in Germany overall returned to targeted ranges. Ongoing volume was down 3.3%, reflecting the negative impact of price increases and shift in Easter timing.

OCI increased 11.8% to $247 million in the second quarter, benefiting from lower restructuring and impairment charges, partially offset by the impact of divestitures. Excluding these items, OCI declined as positive mix and favorable currency were more than offset by significantly higher commodity costs net of pricing. Costs for key commodities in the international business were up substantially, with coffee up 60% and hazelnuts up more than 90% in the quarter versus the prior year. While the company has taken price increases in many geographies, the benefit of the company’s pricing actions did not fully recover the impact of the commodity cost increases.

Following are second quarter results by segment for KIC. Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

Europe, Middle East and Africa second quarter net revenues increased 5.2%, driven by favorable currency, positive mix and price increases, partially offset by lower volume and the impact of a divestiture. Ongoing constant currency revenues decreased 0.5% as double-digits growth in Eastern Europe, Middle East & Africa and gains in several Western European markets were more than offset by the decline in Germany discussed previously. In France, revenues declined low single digits due to increased private label competition and the impact of a net price reduction to realign price gaps. After introducing the Tassimo hot beverage system into France as the lead market late last year, the company launched the system into the United Kingdom and Switzerland in the first half of 2005. In Russia and Ukraine, revenues were up significantly behind strong growth in the Jacobs and Maxwell House coffee brands, as well as gains in the Milka, Alpen Gold and Korona chocolate brands. Segment OCI increased 14.3% to $160 million, benefiting from lower restructuring and impairment charges, positive mix and favorable currency, partially offset by higher commodity costs net of pricing and lower volume.

Latin America and Asia Pacific second quarter net revenues decreased 1.0% as lower volume and the impact of divestitures were partially offset by price increases and favorable currency. Ongoing constant currency revenues decreased 2.5% as growth in several geographies was more than offset by declines in Brazil, which was impacted by the shift in Easter timing, and in China, where the company faced increased competitive activity in biscuits. Segment OCI increased 7.4% to $87 million, benefiting from higher pricing net of cost increases, partially offset by lower volume.

*     *     *

The company will host a conference call for members of the investment community to review its results at 5:00 p.m. ET on July 19, 2005.  Access to a live audio webcast and presentation slides is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses.  In addition, the company is subject to the effects of foreign economies, changes in tax requirements, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

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KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings	Schedule 1
For the Quarters Ended June 30, (*)
(in millions, except per share data)

		2005	2004	% Change

	Net revenues	$8,334	$8,091	3.0%
	Cost of sales	5,275	5,107	3.3%
	Gross profit	3,059	2,984	2.5%
	Marketing, administration and research costs	1,724	1,600
	Asset impairment and exit costs	29	129
	Losses on sales of businesses	1	—
	Operating companies income	1,305	1,255	4.0%
	Amortization of intangibles	2	4
	General corporate expenses	53	42
	Operating income	1,250	1,209	3.4%
	Interest and other debt expense, net	174	159
	Earnings from continuing operations before income taxes and minority interest	1,076	1,050	2.5%
	Provision for income taxes	316	372	(15.1)%
	Earnings from continuing operations before minority interest	760	678	12.1%
	Minority interest in earnings from continuing operations, net	2	2
	Earnings from continuing operations	$758	$676	12.1%
	Earnings from discontinued operations, net of income tax	11	22
	Loss on sale of discontinued operations, net of income tax	(297)	—
	Net Earnings	$472	$698	(32.4)%

	Basic and diluted earnings per share:
	Continuing operations	$0.45	$0.40	12.5%
	Discontinued operations	—	0.01
	Loss on sale of discontinued operations	(0.17)	—
	Net Earnings	$0.28	$0.41	(31.7)%

Weighted average number of shares outstanding	- Basic	1,691	1,712	(1.2)%
	- Diluted	1,698	1,715	(1.0)%

(*) Due to a change for Discontinued Operations, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share	Schedule 2
For the Quarters Ended June 30, (*)
($ in millions, except per share data)

	Net Earnings	Diluted EPS
2005 Earnings from continuing operations	$758	$0.45
2004 Earnings from continuing operations	676	0.40
% Change	12.1%	12.5%

Reconciliation:
2004 Earnings from continuing operations	$676	$0.40

- 2005 Asset impairment, exit & implementation costs	(37)	(0.02)

- 2004 Asset impairment, exit & implementation costs	89	0.05

- Change in tax rate	66	0.04

- Currency	15	0.01

- Operations	(51)	(0.03)

2005 Earnings from continuing operations	$758	$0.45
2005 Earnings from discontinued operations	11	—
2005 Loss on sale of discontinued operations	(297)	(0.17)
2005 Net Earnings	$472	$0.28

(*) Due to a change for Discontinued Operations, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments	Schedule 3
For the Quarters Ended June 30, (*)
(pounds in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int'l Commercial	Total Kraft
Volume
2005 Volume	876	1,101	571	495	612	3,655	700	566	1,266	4,921
2004 Volume	907	1,147	562	510	597	3,723	729	589	1,318	5,041
% Change	(3.4)%	(4.0)%	1.6%	(2.9)%	2.5%	(1.8)%	(4.0)%	(3.9)%	(3.9)%	(2.4)%

Divested Businesses:
- Divested Businesses - 2004	—	(34)	—	(8)	—	(42)	(8)	(1)	(9)	(51)
- Divested Businesses - 2005	—	(1)	—	(12)	—	(13)	—	—	—	(13)

Ongoing Volume
2005 Volume	876	1,100	571	483	612	3,642	700	566	1,266	4,908
2004 Volume	907	1,113	562	502	597	3,681	721	588	1,309	4,990
% Change	(3.4)%	(1.2)%	1.6%	(3.8)%	2.5%	(1.1)%	(2.9)%	(3.7)%	(3.3)%	(1.6)%

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Net Revenues by Business Segment	Schedule 4
For the Quarters Ended June 30, (*)
($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Net Revenues	$713	$1,875	$1,096	$667	$1,400	$5,751	$1,907	$676	$2,583	$8,334
2004 Net Revenues	683	1,838	1,053	689	1,333	5,596	1,812	683	2,495	8,091
% Change	4.4%	2.0%	4.1%	(3.2)%	5.0%	2.8%	5.2%	(1.0)%	3.5%	3.0%

Reconciliation:

2004 Net Revenues	$683	$1,838	$1,053	$689	$1,333	$5,596	$1,812	$683	$2,495	$8,091

- Divested Businesses - 2004	—	(24)	—	(19)	—	(43)	(14)	(8)	(22)	(65)
- Divested Businesses - 2005	—	1	—	19	—	20	—	—	—	20

- Implementation Costs	—	—	—	—	(1)	(1)	—	—	—	(1)

- Currency	—	49	—	—	—	49	118	18	136	185

- Operations	30	11	43	(22)	68	130	(9)	(17)	(26)	104

2005 Net Revenues	$713	$1,875	$1,096	$667	$1,400	$5,751	$1,907	$676	$2,583	$8,334

Memo: Ongoing, Constant Currency Revenues (1)
% Change	4.4%	0.6%	4.1%	(3.3)%	5.1%	2.3%	(0.5)%	(2.5)%	(1.1)%	1.3%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Operating Companies Income by Business Segment	Schedule 5
For the Quarters Ended June 30, (*)
($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Operating Companies Income	$126	$287	$176	$241	$228	$1,058	$160	$87	$247	$1,305
2004 Operating Companies Income	139	215	187	268	225	1,034	140	81	221	1,255
% Change	(9.4)%	33.5%	(5.9)%	(10.1)%	1.3%	2.3%	14.3%	7.4%	11.8%	4.0%

Reconciliation:

2004 Operating Companies Income	$139	$215	$187	$268	$225	$1,034	$140	$81	$221	$1,255

- Divested Businesses - 2004	—	1	—	(2)	—	(1)	(6)	(2)	(8)	(9)
- Asset Impairment and Exit Costs - 2004	4	27	(1)	—	9	39	81	9	90	129
- Implementation Costs - 2004	—	1	—	2	6	9	—	—	—	9
	4	29	(1)	—	15	47	75	7	82	129

- Divested Businesses - 2005	—	1	—	(3)	—	(2)	—	—	—	(2)
- Gains/(Losses) on Sales of Businesses - 2005	—	1	—	(2)	—	(1)	—	—	—	(1)
- Asset Impairment and Exit Costs - 2005	(1)	(4)	—	—	—	(5)	(17)	(7)	(24)	(29)
- Implementation Costs - 2005	—	(3)	(1)	—	(14)	(18)	(8)	—	(8)	(26)
	(1)	(5)	(1)	(5)	(14)	(26)	(25)	(7)	(32)	(58)

- Currency	—	9	—	—	—	9	12	2	14	23

- Operations	(16)	39	(9)	(22)	2	(6)	(42)	4	(38)	(44)

2005 Operating Companies Income	$126	$287	$176	$241	$228	$1,058	$160	$87	$247	$1,305

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings	Schedule 6
For the Years Ended June 30, (*)
(in millions, except per share data)

		2005	2004	% Change

	Net revenues	$16,393	$15,666	4.6%
	Cost of sales	10,379	9,783	6.1%
	Gross profit	6,014	5,883	2.2%
	Marketing, administration and research costs	3,442	3,187
	Asset impairment and exit costs	179	420
	Gains on sales of businesses	(115)	—
	Operating companies income	2,508	2,276	10.2%
	Amortization of intangibles	5	6
	General corporate expenses	96	88
	Operating income	2,407	2,182	10.3%
	Interest and other debt expense, net	350	324
	Earnings from continuing operations before income taxes and minority interest	2,057	1,858	10.7%
	Provision for income taxes	598	629	(4.9)%
	Earnings from continuing operations before minority interest	1,459	1,229	18.7%
	Minority interest in earnings from continuing operations, net	2	3
	Earnings from continuing operations	$1,457	$1,226	18.8%
	Earnings from discontinued operations, net of income tax	25	32
	Loss on sale of discontinued operations, net of income tax	(297)	—
	Net Earnings	$1,185	$1,258	(5.8)%

	Basic and diluted earnings per share: (**)
	Continuing operations	$0.86	$0.71	21.1%
	Discontinued operations	0.01	0.02
	Loss on sale of discontinued operations	(0.17)	—
	Net Earnings	$0.70	$0.73	(4.1)%

Weighted average number of shares outstanding	- Basic	1,694	1,714	(1.2)%
	- Diluted	1,701	1,717	(0.9)%

(*)         Due to a change for Discontinued Operations, prior period results have been restated.

(**)  Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share	Schedule 7
For the Years Ended June 30, (*)
($ in millions, except per share data)

	Net Earnings	Diluted EPS (**)
2005 Earnings from continuing operations	$1,457	$0.86
2004 Earnings from continuing operations	1,226	0.71
% Change	18.8%	21.1%

Reconciliation:
2004 Earnings from continuing operations	$1,226	$0.71

- 2005 Asset impairment, exit & implementation costs	(149)	(0.09)

- 2004 Asset impairment, exit & implementation costs	275	0.16

- 2005 Gains on sales of businesses	67	0.04

- Change in tax rate	115	0.07

- Shares outstanding		0.01

- Currency	29	0.02

- Operations	(106)	(0.06)

2005 Earnings from continuing operations	$1,457	$0.86
2005 Earnings from discontinued operations	25	0.01
2005 Loss on sale of discontinued operations	(297)	(0.17)
2005 Net Earnings	$1,185	$0.70

(*)         Due to a change for Discontinued Operations, prior period results have been restated.

(**)  Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments	Schedule 8
For the Years Ended June 30, (*)
(pounds in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Volume
2005 Volume	1,625	2,183	1,126	906	1,203	7,043	1,362	1,062	2,424	9,467
2004 Volume	1,573	2,226	1,117	914	1,179	7,009	1,383	1,090	2,473	9,482
% Change	3.3%	(1.9)%	0.8%	(0.9)%	2.0%	0.5%	(1.5)%	(2.6)%	(2.0)%	(0.2)%

Divested Businesses:
- Divested Businesses - 2004	—	(69)	—	(18)	—	(87)	(17)	(1)	(18)	(105)
- Divested Businesses - 2005	—	(32)	—	(24)	—	(56)	(7)	—	(7)	(63)

Ongoing Volume - Including Acquisitions
2005 Volume	1,625	2,151	1,126	882	1,203	6,987	1,355	1,062	2,417	9,404
2004 Volume	1,573	2,157	1,117	896	1,179	6,922	1,366	1,089	2,455	9,377
% Change	3.3%	(0.3)%	0.8%	(1.6)%	2.0%	0.9%	(0.8)%	(2.5)%	(1.5)%	0.3%

Memo: Acquired Businesses
Volume	103	16	—	—	—	119	—	3	3	122

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Net Revenues by Business Segment	Schedule 9
For the Years Ended June 30, (*)
($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Net Revenues	$1,445	$3,691	$2,186	$1,249	$2,733	$11,304	$3,795	$1,294	$5,089	$16,393
2004 Net Revenues	1,354	3,546	2,101	1,280	2,607	10,888	3,525	1,253	4,778	15,666
% Change	6.7%	4.1%	4.0%	(2.4)%	4.8%	3.8%	7.7%	3.3%	6.5%	4.6%

Reconciliation:

2004 Net Revenues	$1,354	$3,546	$2,101	$1,280	$2,607	$10,888	$3,525	$1,253	$4,778	$15,666

- Divested Businesses - 2004	—	(51)	—	(38)	—	(89)	(31)	(15)	(46)	(135)
- Divested Businesses - 2005	—	26	—	43	—	69	12	—	12	81

- Acquired Businesses	34	7	—	—	—	41	—	1	1	42

- Implementation Costs	—	—	—	—	(1)	(1)	—	—	—	(1)

- Currency	—	83	—	—	—	83	239	27	266	349

- Operations	57	80	85	(36)	127	313	50	28	78	391

2005 Net Revenues	$1,445	$3,691	$2,186	$1,249	$2,733	$11,304	$3,795	$1,294	$5,089	$16,393

Memo: Ongoing, Constant Currency Revenues (1)
% Change	6.7%	2.5%	4.0%	(2.9)%	4.9%	3.3%	1.4%	2.3%	1.7%	2.8%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Operating Companies Income by Business Segment	Schedule 10
For the Years Ended June 30, (*)
($ in millions)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Operating Companies Income	$289	$538	$367	$349	$425	$1,968	$413	$127	$540	$2,508
2004 Operating Companies Income	308	418	384	480	277	1,867	295	114	409	2,276
% Change	(6.2)%	28.7%	(4.4)%	(27.3)%	53.4%	5.4%	40.0%	11.4%	32.0%	10.2%

Reconciliation:

2004 Operating Companies Income	$308	$418	$384	$480	$277	$1,867	$295	$114	$409	$2,276

- Divested Businesses - 2004	—	(2)	—	—	—	(2)	(12)	(2)	(14)	(16)
- Asset Impairment and Exit Costs - 2004	10	89	8	9	168	284	113	23	136	420
- Implementation Costs - 2004	—	1	—	2	6	9	1	—	1	10
	10	88	8	11	174	291	102	21	123	414

- Divested Businesses - 2005	—	3	—	(1)	—	2	3	—	3	5
- Gains/(Losses) on Sales of Businesses - 2005	—	1	—	(2)	—	(1)	115	1	116	115
- Asset Impairment and Exit Costs - 2005	(3)	(18)	(2)	(95)	(4)	(122)	(47)	(10)	(57)	(179)
- Implementation Costs - 2005	—	(7)	(2)	—	(23)	(32)	(13)	—	(13)	(45)
	(3)	(21)	(4)	(98)	(27)	(153)	58	(9)	49	(104)

- Currency	—	14	—	—	—	14	26	5	31	45

- Operations	(26)	39	(21)	(44)	1	(51)	(68)	(4)	(72)	(123)

2005 Operating Companies Income	$289	$538	$367	$349	$425	$1,968	$413	$127	$540	$2,508

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets	Schedule 11
($ in millions, except ratios)

	June 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$396	$282
Receivables	3,461	3,541
Inventory	3,678	3,447
Assets of Discontinued Operations held for sale	—	1,458
Other current assets	989	994
Property, plant and equipment, net	9,730	9,985
Goodwill	24,906	25,177
Other intangible assets, net	10,565	10,634
Other assets	4,482	4,410

Total assets	$58,207	$59,928

Liabilities and Shareholders’ Equity
Short-term borrowings	$868	$1,818
Current portion of long-term debt	19	750
Due to Altria Group, Inc. and affiliates	501	227
Accounts Payable	1,995	2,207
Other current liabilities	4,437	4,076
Long-term debt	9,723	9,723
Deferred income taxes	5,562	5,850
Other long-term liabilities	5,246	5,366

Total liabilities	28,351	30,017

Total shareholders’ equity	29,856	29,911

Total liabilities and shareholders’ equity	$58,207	$59,928

Total debt	$11,111	$12,518
Debt/equity ratio	0.37	0.42
Capitalization (debt and equity)	$40,967	$42,429
Debt/capitalization ratio	0.27	0.30